Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-42612 dated July 31, 2000, as amended by Post-Effective Amendment No. 1 dated August 8, 2000) pertaining to the ADM 401(k) and Employee Stock Ownership Plan for Hourly Employees (formerly ADM 401(k) Plan for Hourly Employees) and the Registration Statements (Form S-8 No. 333-75073 dated March 26, 1999, and Form S-8 No. 333-37694 dated May 24, 2000) pertaining to the ADM 401(k) and Employee Stock Ownership Plan for Hourly Employees (as successor in interest to the ADM Employee Stock Ownership Plan for Hourly Employees) of our report dated June 17, 2010, with respect to the financial statements and supplemental schedule of the ADM 401(k) and Employee Stock Ownership Plan for Hourly Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Ernst & Young LLP

St. Louis, MO
June 17, 2010